Exhibit 99.1
NVR, INC. ANNOUNCES SECOND QUARTER RESULTS

July 23, 2025, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its second quarter ended June 30, 2025 of $333.7 million, or $108.54 per diluted share. For the second quarter ended June 30, 2025, net income and diluted earnings per share decreased 17% and 10%, respectively, when compared to 2024 second quarter net income of $400.9 million, or $120.69 per diluted share. Consolidated revenues for the second quarter of 2025 totaled $2.60 billion, compared to $2.61 billion in the second quarter of 2024.
For the six months ended June 30, 2025, consolidated revenues were $5.00 billion, a 1% increase from $4.95 billion reported for the same period of 2024. Net income for the six months ended June 30, 2025 was $633.3 million, a decrease of 20% when compared to net income for the six months ended June 30, 2024 of $795.2 million. Diluted earnings per share for the six months ended June 30, 2025 was $203.20, a decrease of 14% from $237.05 per diluted share for the same period of 2024.
Homebuilding
New orders in the second quarter of 2025 decreased by 11% to 5,379 units, when compared to 6,067 units in the second quarter of 2024. The average sales price of new orders in the second quarter of 2025 was $458,100, which remained relatively flat when compared to the second quarter of 2024. The cancellation rate in the second quarter of 2025 was 17% compared to 13% in the second quarter of 2024. Settlements in the second quarter of 2025 decreased by 3% to 5,475 units, compared to 5,659 units in the second quarter of 2024. The average settlement price in the second quarter of 2025 was $465,400, an increase of 3% when compared to the second quarter of 2024. Our backlog of homes sold but not settled as of June 30, 2025 decreased on both a unit basis and a dollar basis by 13% to 10,069 units and $4.75 billion when compared to the respective backlog unit and dollar balances as of June 30, 2024.
Homebuilding revenues of $2.55 billion in the second quarter of 2025 remained flat when compared to the second quarter of 2024. Gross profit margin in the second quarter of 2025 decreased to 21.5%, from 23.6% in the second quarter of 2024. Gross profit margin was negatively impacted by higher lot costs, pricing pressure due to continued affordability challenges, and contract land deposit impairments totaling approximately $13.2 million. Income before tax from the homebuilding segment totaled $417.5 million in the second quarter of 2025, a decrease of 15% when compared to the second quarter of 2024.
Mortgage Banking
Mortgage closed loan production in the second quarter of 2025 totaled $1.56 billion, an increase of 2% when compared to the second quarter of 2024. Income before tax from the mortgage banking segment totaled $29.6 million in the second quarter of 2025, a decrease of 34% when compared to $45.0 million in the second quarter of 2024. This decrease was primarily attributable to a decrease in secondary marketing gains on sales of loans.
Effective Tax Rate
Our effective tax rate for the three and six month periods ended June 30, 2025 was 25.4% in each respective period, compared to 24.9% and 20.8% for the three and six month periods ended June 30, 2024, respectively. The increase in the effective tax rate in each period is primarily attributable to a lower income tax benefit recognized for excess tax benefits from stock option exercises, which totaled $3.5 million and $6.2 million for the three and six months ended June 30, 2025, respectively, compared to $6.8 million and $50.6 million for the three and six months ended June 30, 2024, respectively.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-six metropolitan areas in sixteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position and financial results, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; the economic impact of a major epidemic or pandemic; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Homebuilding:
Revenues	$2,548,267	$2,547,891	$4,898,712	$4,834,068
Other income	25,088	36,184	51,800	77,050
Cost of sales	(1,999,983)	(1,947,616)	(3,835,358)	(3,673,829)
Selling, general and administrative	(149,170)	(141,213)	(314,287)	(293,716)
Interest expense	(6,685)	(6,710)	(13,866)	(13,359)
Homebuilding income	417,517	488,536	787,001	930,214

Mortgage Banking:
Mortgage banking fees	50,547	64,566	103,134	111,852
Interest income	4,493	4,672	8,299	8,764
Other income	1,301	1,333	2,394	2,504
General and administrative	(26,425)	(25,351)	(51,118)	(48,709)
Interest expense	(300)	(188)	(573)	(365)
Mortgage banking income	29,616	45,032	62,136	74,046

Income before taxes	447,133	533,568	849,137	1,004,260
Income tax expense	(113,396)	(132,664)	(215,824)	(209,087)

Net income	$333,737	$400,904	$633,313	$795,173

Basic earnings per share	$114.52	$128.21	$214.78	$251.94

Diluted earnings per share	$108.54	$120.69	$203.20	$237.05

Basic weighted average shares outstanding	2,914	3,127	2,949	3,156

Diluted weighted average shares outstanding	3,075	3,322	3,117	3,355

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Homebuilding:
Cash and cash equivalents	$1,726,865	$2,561,339
Restricted cash	53,240	42,172
Receivables	41,496	32,622
Inventory:
Lots and housing units, covered under sales agreements with customers	1,797,104	1,727,243
Unsold lots and housing units	304,743	237,177
Land under development	39,450	65,394
Building materials and other	28,743	28,893
	2,170,040	2,058,707

Contract land deposits, net	837,845	726,675
Property, plant and equipment, net	100,280	95,619
Operating lease right-of-use assets	86,206	78,340
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	295,858	251,178
	5,353,410	5,888,232
Mortgage Banking:
Cash and cash equivalents	39,307	49,636
Restricted cash	10,513	11,520
Mortgage loans held for sale, net	415,974	355,209
Property and equipment, net	8,053	7,373
Operating lease right-of-use assets	24,515	23,482
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	80,220	38,189
	585,929	492,756
Total assets	$5,939,339	$6,380,988

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	June 30, 2025	December 31, 2024
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$367,929	$332,772
Accrued expenses and other liabilities	333,456	441,300
Customer deposits	295,145	322,926
Operating lease liabilities	92,160	83,939
Senior notes	910,145	911,118
	1,998,835	2,092,055
Mortgage Banking:
Accounts payable and other liabilities	68,785	53,433
Operating lease liabilities	26,588	25,428
	95,373	78,861
Total liabilities	2,094,208	2,170,916

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both June 30, 2025 and December 31, 2024	206	206
Additional paid-in capital	3,085,904	3,031,637
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both June 30, 2025 and December 31, 2024	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	15,680,266	15,046,953
Less treasury stock at cost – 17,672,115 and 17,543,686 shares as of June 30, 2025 and December 31, 2024, respectively	(14,921,245)	(13,868,724)
Total shareholders' equity	3,845,131	4,210,072
Total liabilities and shareholders' equity	$5,939,339	$6,380,988

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	1,930	$531.3	2,297	$536.2	3,796	$523.0	4,579	$525.9
North East (2)	424	$655.3	478	$623.4	801	$674.0	1,005	$617.7
Mid East (3)	1,072	$424.2	1,262	$403.7	2,170	$422.0	2,525	$406.8
South East (4)	1,953	$361.7	2,030	$366.7	3,957	$359.0	4,007	$368.3
Total	5,379	$458.1	6,067	$458.8	10,724	$453.3	12,116	$456.6

	Three Months Ended June 30,				Six Months Ended June 30,
	2025		2024		2025		2024
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,101	$537.2	2,199	$515.5	4,151	$532.6	4,165	$516.5
North East (2)	474	$651.7	487	$589.8	945	$632.5	950	$571.5
Mid East (3)	1,082	$415.8	1,075	$403.7	2,095	$411.6	2,124	$400.6
South East (4)	1,818	$363.3	1,898	$365.1	3,417	$359.2	3,509	$367.3
Total	5,475	$465.4	5,659	$450.2	10,608	$461.8	10,748	$449.7

	As of June 30,
	2025		2024
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	3,713	$532.6	4,508	$531.4
North East (2)	911	$698.4	1,083	$643.3
Mid East (3)	2,120	$426.8	2,377	$416.6
South East (4)	3,325	$371.6	3,629	$378.0
Total	10,069	$472.1	11,597	$470.3

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Average active communities:
Mid Atlantic (1)	120	153	120	155
North East (2)	26	31	25	33
Mid East (3)	94	101	93	100
South East (4)	186	148	175	142
Total	426	433	413	430

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Homebuilding data:
New order cancellation rate	16.5%	12.9%	16.0%	13.0%
Lots controlled at end of period			171,400	149,700

Mortgage banking data:
Loan closings	$1,555,280	$1,530,081	$2,988,201	$2,908,090
Capture rate	87%	86%	87%	86%

Common stock information:
Shares outstanding at end of period			2,883,215	3,090,266
Number of shares repurchased	65,834	83,168	142,954	150,026
Aggregate cost of shares repurchased	$471,413	$638,976	$1,054,807	$1,135,912

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee, Florida, Georgia and Kentucky

Investor Relations Contact:
Ryan Sheplee
(703) 956-4243
ir@nvrinc.com